EXHIBIT 21.1

I-FLOW CORPORATION
LIST OF SUBSIDIARIES

State or Jurisdiction
Name	of Incorporation

Block Medical de Mexico, S.A. de C.V.	Mexico

InfuSystem, Inc.	California